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                                                                 Exhibit 10.27



                    SEPARATION AGREEMENT AND GENERAL RELEASE

     This Separation Agreement and General Release (collectively, "Agreement") is dated February 16, 1996 and is entered into by Mark P. Hanrahan ("Hanrahan") and Systemed Inc., ("Employer"), in light of the following facts:

          A. Hanrahan understands that as of February 16, 1996 his active employment by Employer shall end. After this date, Hanrahan shall continue on inactive status until November 15, 1996 ("Inactive Status") when his employment status with respect to Employer shall terminate finally. During the period of Inactive Status, Hanrahan shall have no right or authority to act or incur any obligations or liabilities on behalf of the Company.

          B. Hanrahan has been informed that he has twenty-one (21) days from this date (that is until March 8, 1996) to consider the terms of this Agreement. Hanrahan has been advised to consult with an attorney before signing this Agreement.

          C. Hanrahan acknowledges that for a period of seven (7) days following the signing of this Agreement, he may revoke this Agreement. This Agreement shall not become effective or enforceable until such revocation period has expired.

          D. Hanrahan acknowledges that the Salary Payment referenced in Paragraph 1 of this Agreement represents all compensation, including salary, bonus and accrued vacation, due and payable to him through February 16, 1996. He also acknowledges that Employer has made or will make this Salary Payment without regard to whether he signs this Agreement. The Salary Payment does not constitute consideration for this Agreement.

          E. Hanrahan acknowledges that the Additional Payment referenced in Paragraph 2 of this Agreement is in excess of all amounts that are due and owing to him as a result of his employment by Employer.

     1. Receipt of Salary Payment. Company shall pay Hanrahan his regular base salary and accrued vacation owed to him as of February 16, 1996 and Employer shall also pay Hanrahan his bonus for 1995 under the Management Bonus Plan at the same time that other bonuses are paid under such plan (collectively, the "Salary Payment"). Hanrahan hereby acknowledges that he will return all of Employer's property possessed by him, including without limitation, all bank credit cards, files and records and the like on execution of this Agreement, except that Hanrahan need not return the office keys and computer equipment until the end of his Inactive Status.

     2. Inactive Status Services and Additional Payment. During the period of Hanrahan's Inactive Status with Employer, and following the execution of this Agreement, Employer shall cause regular payments of salary (at the monthly rate of $11,250.00), which will be reduced by the appropriate legal deductions, to be mailed to Hanrahan's residence on the regular pay days of each calendar month for a period of nine months until November 15, 1996. During that period, Hanrahan will be entitled to participate in the Company's group health insurance plan, Section 125 flexible
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benefits plan, and 401(k) plan, subject to his payment of any applicable employee copayments, but will not accrue or be entitled to receive any other benefits, including without limitation, bonus, vacation, sick leave and termination benefits, provided, however, in the event that Hanrahan obtains other health insurance coverage during his Inactive Status, then Hanrahan's health benefits shall cease. The health benefits, together with the payments made pursuant to this Paragraph 2 are referred to herein as "Additional Payment". Hanrahan acknowledges that the Additional Payment is in excess of all amounts due and owed to him as a result of his employment by Employer. It is the intention of the parties that Hanrahan will not seek or receive unemployment benefits until November 15, 1996. In the event Hanrahan seeks or receives unemployment benefits prior to such date, then, to effectuate the intent of the parties hereunder, Employer shall be entitled to reduce the amount of the Additional Payment made pursuant to this Paragraph 2 to the extent of the unemployment benefits Hanrahan receives. At the end of Hanrahan's Inactive Status, Employer shall make a final payment to Hanrahan of $33,750.00, less applicable legal deductions. During the Inactive Period, Hanrahan may use an office at Employer's Itasca office, so long as a vacant office is available.

     3. Stock Options. All stock options issued and outstanding as of this date in favor of Hanrahan shall remain exercisable and shall continue to vest in accordance with their terms until November 15, 1996.

     4. General Release. In consideration of the Additional Payment to be made to him hereunder, Hanrahan hereby releases and discharges Employer and its officers, directors, shareholders, employees, representatives, agents, parent and affiliated companies, from all rights, claims, causes of action, and damages, both known and unknown, in law or in equity, concerning and/or arising out of his employment with Employer which he now has, or ever had, including but not limited to any rights, claims, causes of action or damages arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Fair Labor Standards Act of 1938, the Employee Retirement Income Security Act, the Americans with Disabilities Act, and any other federal, state or local employment practice legislation, provided, however, that nothing herein shall prevent Hanrahan from making a claim for indemnification and advancement of expenses under the terms of the Indemnification Agreement dated September 9, 1994 between Hanrahan and Employer.

     Hanrahan hereby waives and relinquishes all rights and benefits afforded by
Section 1542 of the Civil Code of California and any similar law. He understands and acknowledges the significance and consequences of this specific waiver of
Section 1542, which states as follows:

     "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of Employer and its officers, directors, shareholders, employees, representatives, agents, parent and affiliated companies, Hanrahan expressly acknowledges that this General Release is intended to include in its effect, without limitation, all claims which he does not know or suspect to exist in his favor. Hanrahan further acknowledges that he has read this General Release and that he understands that this is a general release, and that he intends to be legally bound by
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the same. Further, Hanrahan hereby specifically waives any rights which he may have to reemployment by Employer and agrees not to seek future employment by Employer or any affiliated entity.

     5. Arbitration, Fees and Costs. Except for any claim brought by Employer in breach of Section 6 herein, any disputes regarding the terms of this Agreement shall be resolved in Torrance, California, through binding arbitration before an experienced employment law arbitrator selected by the parties (or if they cannot agree, in accordance with California Code of Civil Procedure Sections 1280 et. seq.). Should either party pursue any legal, injunctive or administrative action to enforce this agreement, the prevailing party shall be entitled to recover all costs and attorney's fees incurred as a result of such action.

     6. Miscellaneous. Hanrahan hereby promises not to (i) disparage Employer or make any public statements regarding Employer's business, (ii) not to disclose or utilize any confidential information or trade secrets which he may have learned while employed by Employer, and (iii) for a period of one (1) year, not to solicit or assist in the solicitation of any customer of Employer or the employment of any employee of Employer. Hanrahan further promises not to disclose to anyone the terms of this Agreement or the fact of, or any amount of, payment made by Employer hereunder. Any violation of this Section 6 shall constitute a material breach of this Agreement.

     7. Complete Agreement. This is the entire agreement between Hanrahan and Employer with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions except for the Indemnification Agreement referenced in Section 4 above. The letter agreement between Employer and Hanrahan dated January 24, 1994 is hereby terminated and is no longer in force or effect in any manner. This Agreement may be amended only by a writing signed by the parties.

     8. Indemnification. As a further material inducement to Employer to enter into this Agreement, Hanrahan hereby agrees to indemnify and hold each and all of the Employer, its officers, directors, agents, employees, shareholders, representatives and affiliates harmless from and against any and all loss, cost, damage, or expense, including, without limitation, attorney's fees, incurred by such parties, or any of them arising out of any breach of this Agreement by Hanrahan or the fact that any representation made herein by Hanrahan was false when made.

     9. Tender of Proceeds as Condition to Challenging Enforceability of Agreement. Both Employer and Hanrahan understand that this Agreement is final and binding when executed by both Hanrahan and Employer, and both agree not to thereafter challenge its enforceability. Should Hanrahan nevertheless attempt to challenge the enforceability of this Agreement, as a further limitation on any right to make such a challenge, Hanrahan shall initially tender to Employer, by certified check delivered to Employer, all monies received pursuant to this Agreement, plus interest, and invite Employer to retain such monies and agree with Hanrahan to cancel this Agreement. In the event Employer accepts this offer, Employer shall retain such monies and this Agreement shall be canceled. In the event Employer does not accept such offer, Employer shall so notify Hanrahan, and shall place such monies in an interest-bearing escrow account pending resolution of the dispute between Hanrahan and Employer as to whether or not this Agreement shall be set aside and/or otherwise rendered unenforceable.
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     10. Applicable Law. This Agreement shall be governed by the laws of
Illinois. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning and not strictly for or against any of the parties.

     11. Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other parts shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangement contained herein.

Dated:     2/20/96                             MARK P. HANRAHAN

                                          /s/  MARK P. HANRAHAN
                                               ----------------


Dated:     2/21/96                             SYSTEMED INC.



                                               By:   /s/ Kenneth J. Kay
                                                    ---------------------

                                               Its: Sr. Vice President and
                                                    Chief Financial Officer